Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

POPE & TALBOT, INC.,

POPE & TALBOT LTD.,

POPE & TALBOT LUMBER SALES, INC.,

P&T FACTORING LIMITED PARTNERSHIP

and

FOX LUMBER SALES INC.

Dated as of February 5, 2008

TABLE OF CONTENTS

RECITALS

ARTICLE I

DEFINITIONS

		Page
SECTION 1.01	Definitions	2
SECTION 1.02	Interpretation and Rules of Construction	10

ARTICLE II

PURCHASE AND SALE

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

ARTICLE V

ADDITIONAL AGREEMENTS

ARTICLE VI

CONDITIONS TO CLOSING

ARTICLE VIII

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 8.01	Non-Survival of Representations and Warranties	30

ARTICLE IX

GENERAL PROVISIONS

EXHIBITS

1.01(a)	Form of Omnibus Assignment of Lease

1.01(c)	Form of Bill of Sale and Instrument of Assignment of Assets and Assumption of Liabilities

1.01(e)	Sellers’ Knowledge

2.04	Form of Deposit Escrow Agreement

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of this fifth day of February, 2008, among Pope & Talbot, Inc. (“PTI”), a corporation organized under the laws of the State of Delaware, Pope & Talbot Ltd. (“PTL”), a corporation organized under the federal laws of Canada, and Pope & Talbot Lumber Sales, Inc. (“PTLS”), a corporation organized under the laws of the State of Delaware, P&T Factoring Limited Partnership, a partnership under the laws of British Columbia (“PTFLP”) (collectively, the “Sellers”), and Fox Lumber Sales, Inc., (“FLS”) a Montana corporation (the “Purchaser”).

RECITALS

WHEREAS, the Sellers are (or have been) collectively engaged in the business of timber forestry operations and the manufacture at the Mill and sale of dimension lumber and boards, wood pellets, sawdust, chips and other related products (the “Business”);

WHEREAS, on October 29, 2007, certain of the Sellers commenced proceedings (the “Canadian Proceedings”) in the Ontario Superior Court of Justice (Commercial List) (the “Ontario Court”) pursuant to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and the Initial Order of the Ontario Court, dated October 29, 2007, and, on November 19, 2007 (the “Petition Date”), the Sellers and certain of their Affiliates filed voluntary cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to chapter 11 of title 11, United States Code (the “Bankruptcy Code”);

WHEREAS, on November 21, 2007, the Supreme Court of British Columbia (the “Canadian Court”) made an order recognizing and accepting the request of the Ontario Court to transfer the Canadian Proceedings from the Ontario Court, and assuming primary jurisdiction of the Canadian Proceedings and continuing same in the Canadian Court;

WHEREAS, the Bidding Procedures were approved by the order of the Bankruptcy Court entered on December 7, 2007 and by order of the Canadian Court dated December 6, 2007 (collectively, the “Bidding Procedures Orders”); and

WHEREAS, the Sellers wish to sell, assign and transfer to the Purchaser, and the Purchaser wishes to purchase and acquire from the Sellers, the Purchased Assets and, in connection therewith, the Purchaser is willing to assume certain Assumed Liabilities, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning given to it in the Preamble.

“Allocation” has the meaning given to it in Section 2.04.

“Ancillary Agreements” means the Bill of Sale, the Deeds, the Omnibus Assignment of Lease, the Deposit Escrow Agreement and such other documents or instruments of transfer and conveyance as the Sellers and Purchaser may deem necessary, each in form and substance reasonably acceptable to the Purchaser and the Sellers, the terms of which shall be fully consistent with this Agreement.

“Assigned Contract” means any Material Contract that is scheduled on Section 3.10(a) of the Disclosure Schedule and is not deemed an Excluded Asset by operation of Section 2.01(b)(xi).

“Assumed Liabilities” has the meaning given to it in Section 2.02(a).

“Assumption Agreement” means the Assumption Agreement to be executed by the Purchaser and Sellers at the Closing, substantially in the form of Exhibit 1.01(c).

“Auction” has the meaning given to it in the Bidding Procedures.

“Bankruptcy Code” has the meaning given to it in the Recitals.

“Bankruptcy Court” has the meaning given to it in the Recitals.

“Bidding Procedures” means the bidding procedures as such procedures were approved by the Bankruptcy Court and Canadian Court in the Bidding Procedures Orders.

“Bidding Procedures Orders” has the meaning given to it in the Recitals.

“Bill of Sale” means the Bill of Sale and Instrument of Assignment of Assets and Assumption of Liabilities to be executed by the Sellers at the Closing, substantially in the form of Exhibit 1.01(c).

“Business” has the meaning given to it in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Canadian Court” has the meaning given to it in the Recitals.

“Canadian Proceedings” has the meaning given to it in the Recitals.

“Canadian Transaction Approval and Vesting Order” has the meaning given to it in Section 2.09.

“CCAA” has the meaning given to it in the Recitals.

“Chapter 11 Cases” has the meaning given to it in the Recitals.

“Closing” has the meaning given to it in Section 2.06.

“Closing Date” has the meaning given to it in Section 2.06.

“Competition Act” means the Competition Act (Canada).

“Confidentiality Agreement” has the meaning given to it in Section 5.03.

“Contracts” means any arrangement, note, bond, commitment, franchise, guarantee, indemnity, indenture, instrument, lease, license or other agreement, understanding, instrument or obligation, whether written or oral, all amendments, supplements and modifications of or for any of the foregoing and all rights and interests arising thereunder or in connection therewith.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes, including PST and GST.

“Deposit Escrow Agreement” means the Deposit Escrow Agreement to be entered into among the Sellers, Purchaser and Escrow Agent, attached hereto as Exhibit 2.04.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof delivered by the Sellers to the Purchaser in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

“Environmental Law” means any federal, provincial, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in effect as of the date hereof, relating to pollution or protection of the environment.

“Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Purchased Assets or to this Agreement or its subject matter, in each case whether arising or incurred before, at or after the Closing, including any and all Liabilities (whether arising under Environmental Laws in effect at Closing or thereafter, Environmental Permits, common law, Contracts or otherwise in any manner whatsoever, whether known or unknown on the Closing Date) arising out of, relating to or resulting from:

(i)	the presence in, on, at or under, or the Release to, at or from any of the Owned Real Property, any of the Leased Real Property or any area used pursuant to the Permits and Licenses (including any Timber Tenures), including all soil, sediments, water, groundwater, buildings, structures, fixtures, improvements and equipment thereon or thereunder and Releases therefrom into the air, of any Hazardous Materials, whether before or after the Closing;

(ii)	the presence of any Hazardous Materials in, on, at or under any land, sediments, water, groundwater or any other location whatsoever where such Hazardous Materials originated whether before or after the Closing from any of the Owned Real Property, any of the Leased Real Property or any area used pursuant to the Permits and Licenses (including any Timber Tenures), including all soil, sediments, water, groundwater, buildings, structures, fixtures, improvements and equipment thereon or thereunder; and

(iii)	any other circumstance, condition, matter, occurrence, issue, event or requirement relating to the environment (which includes any building, structure, fixture, improvement or equipment on or forming part of any of the Purchased Assets), health or safety that exists in, on, at or under any of the Owned Real Property, any of the Leased Real Property or any area used pursuant to the Permits and Licenses, including all soil, sediments, water, groundwater, buildings, structures, fixtures, improvements and equipment thereon or thereunder that is or was caused (directly or indirectly) by, or arises from or relates to, the operation of the Business or the Purchased Assets, whether before or after the Closing.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law or otherwise required by any applicable Governmental Authority.

“Escrow Agent” has the meaning given to it in the Deposit Escrow Agreement.

“Escrowed Closing Funds” has the meaning given to it in Section 2.09.

“Excluded Assets” has the meaning given to it in Section 2.01(b).

“Excluded Business” means any business conducted by the Sellers other than the Business, including, for certainty, (a) timber forestry operations and the manufacture and sale of dimension lumber and boards, wood pellets, sawdust, chips and other related products therefrom subject to purchase and sale pursuant to the Interfor Asset Purchase Agreement, (b) the manufacture and sale of kraft pulp and related products, and (c) each of the former mill, wood treatment and landfill sites situated at or about Port Gamble, Washington, St. Helens, Oregon and Oakridge, Oregon, USA.

“Excluded Liabilities” has the meaning given to it in Section 2.02(b).

“Excluded Taxes” means all Taxes relating to the Purchased Assets or the Business for any Pre-Closing Period, other than Taxes the liability for which would constitute a Permitted Encumbrance. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes relating to the Purchased Assets allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“Financial Advisor” means Rothschild Inc.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GST” means goods and services taxes payable under Part IX of the Excise Tax Act (Canada) and any reference to a specific provision of Part IX of the Excise Tax Act (Canada) shall include any successor to that provision having the same or similar effect.

“Hazardous Material” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICA” means the Investment Canada Act.

“IRS” means the Internal Revenue Service of the United States.

“Land Title Office” means the Kamloops land title office located in Kamloops, British Columbia.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property listed on Section 2.01(a)(i)(B) of the Disclosure Schedule, together with, to the extent leased by such Seller primarily in connection with the operations of the Business, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and items of personal property of such Seller used primarily in the Business attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“LFPLLP” means Lignum Forest Products LLP.

“Liens” means any mortgage, deed of trust, pledge, assignment, security interest, encumbrance, lien, charge, hypothecation, or claim of any kind or nature whatsoever in respect of any property, other than any license of Intellectual Property, including any of the foregoing created by, arising under, or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of a financing statement naming the owner of the property as to which such lien relates as the debtor under the Uniform Commercial Code, Personal Property Security Act (British Columbia) or any comparable Law.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any circumstance, change in or effect on the Business that is materially adverse to the results of operations or the financial condition of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally, or in the regions in which the Business operates, affect the industries in which the Business operates (including legal and regulatory changes); (b) general economic or political conditions or events, circumstances, changes or effects affecting the financial or securities markets generally; (c) events, circumstances, changes or effects relating to foreign currency exchange rate fluctuations; (d) changes arising from the consummation of the Transactions, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for products or services; (e) any reduction in the price of services or products offered by the Business in response to the reduction in price of comparable services or products offered by a competitor; (f) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Purchaser; (g) any action taken by any of the Sellers or any of their Affiliates within the Chapter 11 Cases, or by any of the Sellers, any of their Affiliates, or any court-appointed officer within the Canadian Proceedings in respect of the assets and business not included in the Business, and any event, circumstance, change or effect arising by reason only of the mere filing of the Chapter 11 Cases or commencement of the Canadian Proceedings; and (h) changes caused by acts of war, armed hostilities or terrorism or any escalation or worsening of current conditions caused by such acts of war, armed hostilities or terrorism (whether or not declared) occurring after the date hereof.

“Material Contracts” has the meaning given to it in Section 3.10(a).

“Mill” means the manufacturing facilities owned by PTL situated on lands at or about Midway, British Columbia, which lands are included among the Owned Real Property (and any Leased Real Property).

“Offering Memorandum” has the meaning given to it in Section 3.12.

“Omnibus Assignment of Lease” means the Omnibus Assignment of Lease to be executed by the Sellers at the Closing with respect to all parcels of Leased Real Property, substantially in the form of Exhibit 1.01(a).

“Ontario Court” has the meaning given to it in the Recitals.

“Owned Real Property” means the real property listed on Section 2.01(a)(i)(A) of the Disclosure Schedule and all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, and items of personal property of PTL, as applicable, attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permits and Licenses” has the meaning given to it in Section 2.01(a)(v).

“Permitted Encumbrances” means: (a) statutory Liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Sellers or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) zoning, landmarking, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Purchased Assets; (d) all covenants, conditions, restrictions, easements, rights-of-way, licenses, other Liens and other similar matters of record set forth in any state, local or municipal franchise under which the Business is conducted which do not materially interfere with the present use of the Purchased Assets; (e) standard title exceptions; (f) matters which would be disclosed by an accurate survey or inspection of the Real Property which do not materially impair the occupancy or current use of such Real Property which they encumber; (g) minor irregularities or imperfections in title; and (h) all other Liens that would not have a Material Adverse Effect.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, Governmental Authority, first nation, aboriginal or native group or band, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Personal Information” means any personal information protected by any applicable Laws governing privacy matters and the protection of personal information.

“Petition Date” has the meaning given to it in the Recitals.

“Portland Premises” means the leased office premises located at 1500 S.W. First Avenue, Portland, Oregon.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Product Liabilities” means, with respect to any products designed, manufactured, tested, marketed, distributed or sold by the Sellers to the extent relating to the Business, all Liabilities resulting from actual or alleged harm, injury, damage or death to persons, property or business, irrespective of the legal theory asserted.

“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the level of any item.

“PST” means the social services tax under the Social Services Tax Act (British Columbia).

“PTFLP” has the meaning given to it in the Preamble.

“PTI” has the meaning given to it in the Preamble.

“PTL” has the meaning given to it in the Preamble.

“PTLS” has the meaning given to it in the Preamble.

“Purchase Price” has the meaning given to it in Section 2.03(a).

“Purchase Price Bank Account” means a bank account in the United States to be designated by PTI in a written notice to the Purchaser at least five Business Days before the Closing.

“Purchased Assets” has the meaning given to it in Section 2.01(a).

“Purchaser” has the meaning given to it in the Preamble.

“Purchaser’s Counsel” means Quintin Apedaile.

“Purchaser’s Deposit” has the meaning given to it in Section 2.05(a).

“Qualified Bid” has the meaning given to it in the Bidding Procedures.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” has the meaning prescribed in any applicable Environmental Law, and includes any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage and placement.

“Representatives” means, with respect to a particular Person, any director or officer or other designated representative of such Person, including such Person’s attorneys and advisors, including financial advisors.

“Retained Names and Marks” means the names “Pope & Talbot” and “P&T”, together with all variations and acronyms thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing.

“SEC Reports” has the meaning given to it in Section 3.04(a).

“Securities Act” has the meaning given to it in Section 3.04(a).

“Sellers” has the meaning given to it in the Preamble.

“Sellers’ Canadian Counsel” means Borden Ladner Gervais LLP, Vancouver, British Columbia.

“Sellers’ Knowledge”, “Knowledge of the Sellers” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed in Exhibit 1.01(e) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

“Sellers’ Counsel” means Shearman & Sterling LLP, New York, New York.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Tax Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Tax Documents” has the meaning given to it in Section 5.06.

“Tax Returns” means any and all returns, reports and forms (including, elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Termination Date” has the meaning given to it herein.

“Timber Tenures” means the rights of the Sellers or any Affiliate to harvest timber from lands owned by the Province of British Columbia.

“Transaction Approval Orders” means, collectively, the orders entered by each of the Bankruptcy Court and the Canadian Court, authorizing the Sellers to enter into this Agreement and to consummate the transactions and, on Closing, vesting in the Purchaser all of the Sellers’ right, title and interest in and to the Purchased Assets, free and clear of all Liens, save and except for Permitted Encumbrances, both of which orders shall be in form and substance reasonably acceptable to the Purchaser and the Sellers.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to the Person’s heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Sellers, the following assets (the “Purchased Assets”), free and clear of all Liens, other than Permitted Encumbrances:

(i)	receivables under the bill of sale by PTL in favour of Midway Forest Products, ULC dated the 14th day of September, 2006.

(ii)	security agreement by Midway Forest Products, ULC in favour of PTL dated the 14th day of September, 2006.

(iii)	the Owned Real Property and all of the Sellers’ right, title and interest in and to the Owned Real Property and any Leased Real Property;

(iv)	all tangible personal property owned by the Sellers and used primarily in the conduct of the Business, including equipment, machinery, trucks, cars, other vehicles, rolling stock and marine vessels;

(v)	all of the Sellers’ right, title and interest in and to the municipal, state, provincial and federal, permits, licenses, agreements, waivers and authorizations, including Environmental Permits, held or used by the Sellers solely in connection with the Real Property (collectively, the “Permits and Licenses”);

(vi)	subject to the provisions of Section 2.01(b), all of the Sellers’ right, title and interest in and to (A) all other real and personal tangible property used primarily in connection with the Business, (B) to the extent related to the Purchased Assets, the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and all security therefor received by the Sellers on the purchase or other acquisition of the Purchased Assets, and (C) any rights, demands, claims, credits, allowances, rebates, causes of action, known or unknown, or rights of setoff, other than against Sellers or any of their Affiliates, arising out of or relating to any of the Purchased Assets.

(b) Notwithstanding anything in Section 2.01(a) to the contrary, the Sellers shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, the Sellers’ right, title and interest in and to any assets of the Sellers not expressly included in the Purchased Assets (the “Excluded Assets”), including:

(i)	any right, property or asset that is listed or described in Section 2.01(b)(i) of the Disclosure Schedule;

(ii)	the Purchase Price Bank Account;

(iii)	all cash and cash equivalents, securities, and negotiable instruments of the Sellers on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Sellers or any of their Affiliates;

(iv)	any rights to Tax refunds, credits or similar benefits attributable to Excluded Taxes;

(v)	the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of the Sellers, as well as any other records or materials relating to the Sellers generally, and not involving or directly related to the Purchased Assets or the operations of the Business;

(vi)	all of the Sellers’ right, title and interest in and to the Retained Names and Marks;

(vii)	all rights of the Sellers under this Agreement and the Ancillary Agreements;

(viii)	Tax Returns of the Sellers, other than those relating solely to the Purchased Assets, except that income tax returns and documents and records related to such income tax returns (whether or not relating solely to the Purchased Assets) shall be Excluded Assets;

(ix)	all current and prior insurance policies of the Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(x)	any rights, demands, claims, actions, including, without limitation, causes of action constituting avoidance actions or other claims of Sellers’ estates under chapter 5 of the Bankruptcy Code;

(xi)	any Material Contract and rights thereunder which the Bankruptcy Court or Canadian Court has determined shall not be assigned to the Purchaser;

(xii)	any assets relating to the employees of any Seller or any employee plans, programs or arrangements;

(xiii)	all personal property (tangible and intangible) located at the Portland Premises that is used primarily in the conduct of any Excluded Business;

(xiv)	any Timber Tenures;

(xv)	LFPLLP, including any Contracts with LFPLLP and rights thereunder and

(xvi)	any assets primarily used by any of the Sellers or their Affiliates in the conduct of any Excluded Business.

SECTION 2.02 Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions set forth in this Agreement, and except as provided Section 2.02(b) below hereof, the Purchaser shall, by executing and delivering, at the Closing, the Bill of Sale, assume, and agree to pay, perform and discharge when due, the following Liabilities (the “Assumed Liabilities”):

(i)	all Liabilities set forth in Section 2.02(a)(i) of the Disclosure Schedule;

(ii)	all Liabilities of the Sellers under the Permitted Encumbrances;

(iii)	all Environmental Liabilities related to the Purchased Assets arising on or after the Closing Date, the Owned Real Property, and any other real property the Sellers use, or have the right to use where such real property or such right to use such real property is a Purchased Asset, including any area used pursuant to the Permits and Licenses;

(iv)	all Taxes relating to the Purchased Assets other than Excluded Taxes; and

(v)	all other Liabilities arising in connection with the ownership, and use of the Purchased Assets from and after the Closing Date.

(b) The Sellers shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, the following Liabilities (the “Excluded Liabilities”):

(i)	all Excluded Taxes;

(ii)	all Environmental Liabilities related to the Purchased Assets arising prior to the Closing Date; and

(iii)	all Liabilities relating to or arising out of the Excluded Assets; and

(iv)	the Sellers’ obligations under this Agreement.

SECTION 2.03 Purchase Price. (a) The purchase price for the Purchased Assets shall be $750,000 (the “Purchase Price”).

SECTION 2.04 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as of the Closing Date in accordance with a schedule to be agreed upon by Sellers and Purchaser prior to the Closing Date (the “Allocation”). If the Sellers and the Purchaser are unable to agree upon the Allocation by the Closing Date, the disputed items shall be resolved by an independent appraisal firm selected by the Sellers and the Purchaser. For the purposes of the Allocation, (i) there shall be allocated to working capital assets (including, without limitation, inventory, spare parts and prepaid assets) an amount equal to such assets’ book value and (ii) the balance of the Purchase Price shall be allocated to the following categories of assets (but not to the components of such categories): land, plant and equipment. Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation in a manner consistent with Section 1060 of the Tax Code and the Regulations thereunder. Subject to the foregoing provisions of this Section 2.04, for all Tax purposes, the Purchaser and the Sellers agree that the Transactions shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. The Sellers and the Purchaser agree to cooperate with each other in preparing IRS Form 8594, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date.

SECTION 2.05 Purchaser’s Deposit. (a) The Sellers hereby acknowledge receipt of a good faith deposit in the amount of $75,000 representing 10% of the Purchase Price (the “Purchaser’s Deposit”) by wire transfer of immediately available good funds. The Purchaser’s Deposit shall be held in escrow by the Escrow Agent in accordance with the terms of the Deposit Escrow Agreement.

(b) Without limiting the rights of the parties hereunder, and subject to terms of the Deposit Escrow Agreement: (i) if this Agreement is terminated by the Sellers or the Purchaser for any of the reasons set forth in Section 7.01(a), (b), (d) or (e) hereof, then the Purchaser’s Deposit, plus any accrued interest thereon, shall be returned to the Purchaser; (ii) if this Agreement is terminated by the Sellers for the reason set forth in Section 7.01(c), then the Sellers shall be entitled to retain the Purchaser’s Deposit, plus any accrued interest thereon; and (iii) at the Closing, the Purchaser shall cause the Escrow Agent to transfer to the Purchase Price Bank Account the Purchaser’s Deposit, plus any accrued interest thereon.

SECTION 2.06 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at such time and date as the Sellers and the Purchaser may mutually agree upon in writing (the “Closing Date”).

SECTION 2.07 Closing Deliveries by the Sellers. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a) a true copy of each of the Transaction Approval Orders, as entered by the Bankruptcy Court and the Canadian Court, respectively;

(b) the Bill of Sale, and such other instruments, in form and substance reasonably satisfactory to the Purchaser, as may be reasonably requested by the Purchaser to effect the transfer of the Purchased Assets to the Purchaser, or to register or evidence such transfer on the public records, in each case duly executed by the applicable Seller;

(c) executed counterparts of each Ancillary Agreement to which any of the Sellers is a party (other than the Ancillary Agreements delivered pursuant to Section 2.07(b));

(d) a receipt for the Purchase Price;

(e) [intentionally omitted];

(f) executed counterparts of the GST election referred to in Section 5.07(b); and

(g) a certificate of a duly authorized officer of each of the Sellers certifying as to the matters set forth in Section 6.02(a).

SECTION 2.08 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Sellers:

(a) (i) the Purchase Price, less the Purchaser’s Deposit, by wire transfer in immediately available funds; and (ii) in accordance with Section 2.05(b)(iii), the Purchaser’s Deposit, plus any accrued interest thereon, in each case, to the Purchase Price Bank Account;

(b) executed counterparts of the Bill of Sale, the Omnibus Assignment of Lease, and such other instruments, in form and substance satisfactory to the Sellers, as may be requested by the Sellers, to effect the assumption by the Purchaser of the Assumed Liabilities and to evidence such assumption on the public records;

(c) executed counterparts of each Ancillary Agreement (other than the Ancillary Agreements delivered pursuant to Section 2.08(b)) to which the Purchaser is a party;

(d) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 6.01(a); and

(e) executed counterparts of the GST election referred to in Section 5.07(b).

SECTION 2.09 Registration of Transfers of Real Property. All closing documents shall be executed and placed into escrow at the offices of the Sellers’ Counsel at 12:00 p.m. New York time on the Business Day before the Closing Date, except an original court certified copy of the Transaction Approval Order issued by the Canadian Court (the “Canadian Transaction Approval and Vesting Order”), which will be placed into escrow at the offices of the Sellers’ Canadian Counsel by 12:00 p.m. New York time on the Business Day before the Closing Date, and except a Land Title Act (British Columbia) form 17 application, property transfer tax forms and sufficient funds to pay the property transfer tax for the Owned Real Property located in Canada that is to be transferred to the Purchaser by the registration of the Canadian Transaction Approval and Vesting Order in the Land Title Office, which will be executed and placed into escrow at the offices of the Purchaser’s Counsel (with copies of the form 17 and the property transfer tax forms provided to the Sellers’ Canadian Counsel) by 12:00 p.m. New York time on the Business Day before the Closing Date. The Purchaser shall provide the monies referred to in Section 2.08(a) (the “Escrowed Closing Funds”) to the Purchaser’s Counsel in trust by the same deadline. The closing documents and Escrowed Closing Funds shall then be held in escrow until released as provided below:

(i)	Upon all closing documents being escrowed and receipt by the Sellers’ Counsel and the Sellers’ Canadian Counsel of written confirmation from the Purchaser’s Counsel that it holds the Escrowed Closing Funds in trust, the Canadian Transaction Approval and Vesting Order shall be released to the Purchaser’s Counsel on trust conditions and undertakings of the Purchaser’s Counsel approved by the Sellers’ Canadian Counsel and the Purchaser’s Counsel, both acting reasonably, and failing such agreement as arbitrated by an independent real estate solicitor qualified and actively practicing real estate law in Vancouver, British Columbia agreed to by the Sellers’ Canadian Counsel and the Purchaser’s Counsel or, failing such agreement, appointed by the Canadian Court upon application of either the Purchaser or the Sellers.

(ii)	Forthwith upon receipt by the Purchaser’s Counsel of the Canadian Transaction Approval and Vesting Order, and provided at that time none of the conditions to Closing contained in Article VI that have not been waived remain unfulfilled, the Purchaser shall cause the Purchaser’s Counsel to submit the Canadian Transaction Approval and Vesting Order with the form 17, the property transfer tax forms and payment of the property transfer tax for registration in the Land Title Office on the Closing Date. The undertakings of the Purchaser’s Counsel referred to in Section 2.09(i) shall include an undertaking from the Purchaser’s Counsel to the Sellers and the Sellers’ Canadian Counsel that if the Escrowed Closing Funds are not paid to the Sellers on the Closing Date in accordance with Section 2.08(a), the Purchaser’s Counsel will, upon the written request of the Sellers or the Sellers’ Canadian Counsel, forthwith request that the registration of the Canadian Transaction Approval and Vesting Order be withdrawn and cancelled.

(iii)	Forthwith upon submitting the Canadian Transaction Approval and Vesting Order for registration in the Land Title Office on the Closing Date, the Purchaser will instruct the Purchaser’s Counsel to conduct post-filing land title searches of the Owned Real Property for which the Canadian Transaction Approval and Vesting Order has been deposited for registration, and if the post-filing land title searches of such Owned Real Property show pending numbers assigned to the Canadian Transaction Approval and Vesting Order, the Purchaser shall instruct the Purchaser’s Counsel to provide written notification of same to the Sellers’ Counsel and the Sellers’ Canadian Counsel and provided at that time none of the conditions to Closing contained in Article VI that have not been waived remain unfulfilled the Purchaser shall cause the Purchaser’s Counsel to deliver to the Sellers at the Closing the Escrowed Closing Funds in accordance with Section 2.08(a), and the closing documents held in escrow pursuant to this Section 2.09 shall be delivered at the Closing to the appropriate party.

(iv)

If the post-filing land title searches referred to in Section 2.09(iii) are not received by the Closing Date or if such post-filing land title searches do not show pending numbers assigned to the Canadian Transaction Approval and Vesting Order, or if at that time any of the conditions to Closing contained in Article VI that have not been waived are unfulfilled, then the Purchaser shall, upon the written request of the Sellers’ Counsel or the Sellers’ Canadian Counsel, forthwith cause the Purchaser’s Counsel to apply to the Land Title Office for withdrawal of the Canadian Transaction Approval and Vesting Order and execute and deliver to the Sellers all instruments required to reconvey the Owned Real Property for which the Canadian Transaction Approval and Vesting Order was deposited for registration to the Sellers, all without prejudice to any rights or remedies of the parties under this Agreement, and upon receipt by the Purchaser’s Counsel of the withdrawn Canadian Transaction Approval and Vesting Order and delivery of the Canadian Transaction Approval and Vesting Order to the Sellers, the Purchaser’s Counsel shall be entitled to release the Escrowed Closing Funds to the Purchaser, together with any and all interest earned thereon, and the remaining documents held by the solicitors shall be redelivered to the relevant maker or makers thereof for cancellation, without in any way impairing the rights and obligations of the parties to one another under this Agreement.

SECTION 2.10 Post-Closing Notification. Upon completion of the Closing, the Purchaser and Sellers may, if they determine it to be necessary, confirm the completion in writing to the Minister of Forests of British Columbia within seven (7) days after the completion as required by section 54.2 of the Forest Act (British Columbia).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Except as set forth in the SEC Reports, the Sellers hereby represent and warrant to the Purchaser, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:

SECTION 3.01 Organization, Authority and Qualification of the Sellers. Except as a result of the commencement of the Chapter 11 Cases and the Canadian Proceedings, each of the Sellers is a corporation or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and, subject to obtaining the approval of the Bankruptcy Court and Canadian Court, has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. Each of the Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its respective business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing: (a) has resulted from the commencement or continuance of the Chapter 11 Cases or the Canadian Proceedings; or (b) would not: (i) adversely affect the ability of such Seller to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (ii) otherwise have a Material Adverse Effect. Subject to obtaining the Transaction Approval Orders from the Bankruptcy Court and Canadian Court, the execution and delivery of this Agreement and the Ancillary Agreements by each Seller, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the Transactions have been duly authorized by all requisite action on the part of such Seller and its stockholders or partners, as the case may be. This Agreement has been, and upon their execution, the Ancillary Agreements shall have been, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser), subject to the approval of the Bankruptcy Court and Canadian Court, this Agreement constitutes, and, upon their execution, the Ancillary Agreements shall, constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

SECTION 3.02 No Conflict. Subject to the approval of the Bankruptcy Court and the Canadian Court, and assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made, and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers do not and will not, except as set forth in Section 3.02 of the Disclosure Schedule: (a) violate, conflict with or result in the breach of the certificate of incorporation, articles or bylaws (or similar organizational documents) of any of the Sellers; (b) conflict with or violate any Law or Governmental Order applicable to any of the Sellers; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Sellers is a party, except to the extent that any such rights of termination, acceleration or cancellation are not enforceable due to operation of the Bankruptcy Code or CCAA, and except, in the case of clauses (b) and (c), as would not: (i) materially and adversely affect the ability of any of the Sellers to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (ii) otherwise have a Material Adverse Effect.

SECTION 3.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Sellers do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except: (a) the approval of the Bankruptcy Court and the Canadian Court, (b) any applicable requirements under the ICA, (c) compliance with and filing under the pre merger notification and waiting period requirements of the Competition Act, or (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Sellers of the Transactions, and would not have a Material Adverse Effect.

SECTION 3.04 SEC Filings; Financial Statements; Undisclosed Liabilities. (a) PTI has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2005 (collectively, the “SEC Reports”). The SEC Reports (i) were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Sellers, other than PTI, is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of PTI and its consolidated subsidiaries, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

SECTION 3.05 Litigation. Except for the Chapter 11 Cases and Canadian Proceedings, and any and all Actions arising therefrom or related thereto, and as set forth in Section 3.05 of the Disclosure Schedule, as of the date hereof there is no Action by or against any of the Sellers and relating to the Business, pending before any Governmental Authority, that would: (a) adversely affect the ability of any of the Sellers to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (b) otherwise have a Material Adverse Effect.

SECTION 3.06 Compliance with Laws. Except as set forth in Section 3.06 of the Disclosure Schedule and as would not: (a) adversely affect the ability of any the Sellers to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (b) otherwise have a Material Adverse Effect, the Sellers have conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Business, and the Sellers are not in violation of any such Law or Governmental Order.

SECTION 3.07 Environmental Matters. (a) Except as disclosed in Section 3.07 of the Disclosure Schedule or as would not have a Material Adverse Effect, to the Sellers’ Knowledge: (i) the Sellers, to the extent related solely to the Business, are in compliance with all applicable Environmental Laws and have obtained, and are in compliance with, all Environmental Permits; (ii) there are no written claims pursuant to any Environmental Law pending or threatened against the Sellers to the extent relating solely to the Business; and (iii) the Sellers have provided the Purchaser with copies of any and all third party environmental site assessments or environmental audits prepared within the last two years and in the Sellers’ possession that relate to the Purchased Assets.

(b) The Purchaser acknowledges that: (i) the representations and warranties contained in this Section 3.07 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws, or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Business, including the Purchased Assets, or to this Agreement or its subject matter; and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.08 Real Property Interests. (a) Section 2.01(a)(i)(A) of the Disclosure Schedule lists the street address, and the current owner, of each parcel of real property in which PTI or PTL have fee title (or equivalent) interest, to the extent used in the conduct of the Business, other than any real property set forth in Section 2.01(b)(i) of the

Disclosure Schedule. Except as would not have a Material Adverse Effect or except as described in the Section 3.08(a) of the Disclosure Schedule: (i) to the Sellers’ Knowledge, each Seller listed on Section 2.01(a)(i)(A) of the Disclosure Schedule as owner of a parcel of Owned Real Property has title in fee simple to such parcel free and clear of all Liens, except Permitted Encumbrances; (ii) to the extent as are in the Sellers’ possession, the Sellers have made available to the Purchaser copies of each deed for each parcel of Owned Real Property.

(b) Section 2.01(a)(i)(B) of the Disclosure Schedule lists the street address of each parcel of real property leased or subleased by any Seller as tenant or subtenant, as the case may be, to the extent used in the conduct of the Business, and the identity of the lessee of each such parcel of Leased Real Property, other than any real property set forth in Section 2.01(b)(i) of the Disclosure Schedule or any real property leased or subleased pursuant to a lease set forth in Section 2.01(b)(i) of the Disclosure Schedule. The Sellers have delivered to the Purchaser, copies of the leases in effect at the date hereof relating to the Leased Real Property, other than as would not have a Material Adverse Effect, and, except as set forth on Section 2.01(a)(i)(B) of the Disclosure Schedule, there has not been any sublease or assignment entered into by any of the Sellers in respect of the leases relating to the Leased Real Property.

SECTION 3.09 Taxes. Except as set forth in Section 3.09 of the Disclosure Schedule, and except for matters that would not have a Material Adverse Effect, to the Sellers’ Knowledge, (a) all Tax Returns in respect of Taxes required to have been filed with respect to the Business or the Purchased Assets have been timely filed (taking into account any extension of time to file granted or obtained), (b) all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid, (c) none of the Sellers have received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes relating to the Business or the Purchased Assets, other than a proposed adjustment, deficiency or adjustment that has been satisfied by payment or settlement, or withdrawn, and (d) there are no Tax liens on any of the Purchased Assets (other than Permitted Encumbrances).

SECTION 3.10 Material Contracts. (a) Section 3.10(a) of the Disclosure Schedule lists the material Contracts of the Sellers as of the date of this Agreement which Purchaser has expressed an interest in having assigned to it, but only to the extent such Contracts relate primarily to the Business and, except for being deemed an Excluded Asset by operation of Section 2.01(b)(xi), would be transferred to the Purchaser hereunder (such Contracts, including any additional Contracts identified by Sellers after the date of this Agreement, being “Material Contracts”).

(b) Except as disclosed in Section 3.10(b) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on the applicable Seller and, to the Knowledge of the Sellers, the counterparties thereto, and is in full force and effect; and (ii) upon consummation of the Transactions, except to the extent that any consents set forth in Section 3.02 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.10(b) of the Disclosure Schedule, the Sellers are not in breach of, or default under, any Material Contract to which any of them is a party, except for such breaches or defaults that would not have a Material Adverse Effect.

SECTION 3.11 Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller. The Sellers are solely responsible for the fees and expenses of the Financial Advisor.

SECTION 3.12 Disclaimer of the Sellers. (A) THE PURCHASED ASSETS, ARE BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE CLOSING AND IN ITS CONDITION AS OF CLOSING WITH “ALL FAULTS” AND, EXCEPT AS SET FORTH IN THIS ARTICLE III AND EXCEPT FOR ANY WARRANTIES OF TITLE CONTAINED IN ANY DEED TO ANY OWNED REAL PROPERTY DELIVERED AT THE CLOSING, NONE OF THE SELLERS, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR OTHER REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE PURCHASED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLERS OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING AND (B) NONE OF THE SELLERS, THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM DATED AUGUST 2007 (THE “OFFERING MEMORANDUM”), AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by each of the Sellers) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

SECTION 4.02 No Conflict. The Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not: (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, articles or bylaws (or similar organizational documents) of the Purchaser; (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions.

SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

SECTION 4.04 Financing. The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the Transactions. Upon the consummation of such transactions, (a) the Purchaser will not be insolvent, (b) the Purchaser will not be left with unreasonably small capital, (c) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of the Purchaser will not be impaired.

SECTION 4.05 Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

SECTION 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

SECTION 4.07 Independent Investigation; Sellers’ Representations. The Purchaser has conducted its own independent investigation, review and analysis of the assets, and liabilities, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the properties, and premises for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in Article III and the schedules thereto). The Purchaser hereby agrees and acknowledges that (a) other than the representations and warranties made in Article III, none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the Business including as to: (i) merchantability or fitness for any particular use or purpose; (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller; or (iii) the probable success or profitability of the Business after the Closing and (b) none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including the Offering Memorandum, and any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the Transactions.

SECTION 4.08 Investment Canada. The Purchaser is a WTO Investor, as that term is defined in subsection 14.1(6) of the ICA.

SECTION 4.09 GST and PST Registration Numbers. The Purchaser hereby represents that it is, or will be, duly registered for the purpose of the GST and PST prior to the Closing under the numbers that the Purchaser will provide to the Sellers prior to the Closing.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 [Intentionally Omitted].

SECTION 5.02 Assumption of Assigned Contracts. (a) At the time of Closing, and subject to the approval of the Bankruptcy Court and the Canadian Court, the Sellers shall assume and then assign to the Purchaser, and the Purchaser shall assume from the Sellers, all Assigned Contracts contemplated herein.

(b) Notwithstanding any provision in this Agreement to the contrary, from and after the date hereof through the Closing Date, the Sellers will not reject, without prior consent of the Purchaser, any Assigned Contract.

(c) From and after the Closing Date, the Purchaser shall be obligated to pay all amounts for services rendered and goods provided, in each case, from and after the Closing, under the Assigned Contracts in accordance with the terms and conditions of such Assigned Contracts.

(d) From and after the Closing Date, the Purchaser shall be obligated to honor all obligations with respect to any real property lease listed or contemplated in Section 3.08(a) of the Disclosure Schedule, in accordance with the terms and conditions of such lease (or such other comparable arrangement).

SECTION 5.03 Confidentiality. (a) The terms of the letter agreement dated as of the seventeenth day of December, 2007 (the “Confidentiality Agreement”) between PTI and the Purchaser are hereby incorporated herein by reference, and shall continue in full force and effect until the Closing, at which time the confidentiality and employee non-solicitation obligations of the Purchaser under the Confidentiality Agreement shall terminate; provided, however, that such obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) and those employees exclusively relating to the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(b) Notwithstanding anything herein to the contrary, each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions, and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

SECTION 5.04 Bulk Transfer Laws. The Purchaser hereby waives compliance by the Sellers with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser, including the delivery of any clearance certificate under section 99 of the Social Services Act (British Columbia).

SECTION 5.05 Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions.

SECTION 5.06 Tax Cooperation and Exchange of Information. The parties hereto will provide the other parties with such cooperation and information as may be reasonably requested in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each of the parties will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.06. Each of the parties will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for the taxable period first ending after the Closing and for all prior taxable periods (the “Tax Documents”) until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before any of the parties shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other parties shall be given the opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other parties may select (at such other parties’ expense). In the event that a Seller is liquidated or otherwise ceases to be a going concern prior to the expiration of the period described in the second preceding sentence, such Seller shall offer the Purchaser the opportunity described in the preceding sentence (with 90 days’ prior written notice or such shorter period of notice as may be practicable) to remove and retain Tax Documents and such Seller may then dispose of any such documents not removed by Purchaser. If it is not practical to give the other party the right to retain Tax Documents, the other party may instead be given a reasonable opportunity to make copies, at its own expense of such Tax Documents. Any information obtained under this Section 5.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 5.07 Conveyance Taxes. (a) The Purchaser agrees to assume liability for and to pay all Conveyance Taxes incurred as a result of the Transactions.

(b) GST. On the Closing Date the Purchaser and PTL shall jointly elect under paragraph 167(1)(b) of the Excise Tax Act (Canada) in the prescribed form and containing the prescribed information to permit the Purchased Assets to be conveyed from PTL to the Purchaser without GST being payable in respect of the sale and purchase of the Purchased Assets. The Purchaser and PTL shall jointly complete the election form in respect of that election and the Purchaser will file the election form no later than the due date for the Purchaser’s GST return for the first reporting period in which GST would, in the absence of that election, become payable in connection with the Transactions and provide PTL with a copy of the filed form. The Purchaser shall indemnify and hold harmless PTL for any Taxes assessed against PTL due to PTL not collecting, as a result of entering into the election contemplated in this section with the Purchaser, any Taxes under the Excise Tax Act (Canada) in respect of the sale and the transfer of the Purchased Assets or because of the failure by the Purchaser to file the election as required by this Section 5.07(b).

(c) Social Services Tax. At the Closing, the Purchaser shall deliver to the Sellers, and the Sellers shall collect from the Purchaser, the amount of the PST imposed on the Purchaser with respect to the sale and purchase of the Purchased Assets under this Agreement, except where the Purchaser is required to pay such PST directly to a Governmental Authority in connection with the registration of the transfer of any of the Purchased Assets. The Sellers shall remit the full amount of the PST collected from the Purchaser and file the appropriate return with the applicable Governmental Authorities. The Purchaser shall indemnify and hold harmless the Sellers for any Taxes assessed against the Sellers under the Social Services Tax Act (British Columbia) due to the failure of the Purchaser to deliver to the Sellers any Taxes payable under the Social Services Tax Act (British Columbia) with respect to the sale and purchase of the Purchased Assets under this Agreement.

SECTION 5.08 Proration of Taxes and Certain Charges. (a) Except as provided in this Section 5.08, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the day before the Closing Date and ends after the Closing Date , whether imposed or assessed before or after the Closing Date, shall be prorated between the Sellers and the Purchaser as of 12:01 A.M. New York time on the Closing Date. If any Taxes subject to proration are paid by the Purchaser, on the one hand, or the Sellers, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

(b) Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by the Seller for any period in which the Closing Date shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing, and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. New York time on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

(c) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the Closing shall occur shall be prorated so that the Sellers shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and the Purchaser shall be entitled to that portion of any such installment applicable to any period from and after the Closing Date, and if the Purchaser or the Seller, as the case may be, shall receive any such payments after the Closing Date, they shall promptly remit to such other parties their share of such payments.

(d) The prorations pursuant to this Section 5.08 may be calculated after the Closing Date, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than 30 days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

SECTION 5.09 Personal Information. In respect of any Personal Information contained in the books and records of the Sellers that the Purchaser has had access to or acquires at Closing, the Purchaser will: (a) before the Closing, use the Personal Information solely for purposes relating to the Transactions and, if the Closing does not occur, return the Personal Information to the Sellers; and (b) if the Closing does occur, then after the Closing: (i) use and disclose any such Personal Information only for necessary employment purposes in compliance with all applicable Laws; and (ii) to the extent required by applicable Laws, notify any Person whose Personal Information has been disclosed to the Purchaser through the books and records that the Transactions have taken place and that the Personal Information was disclosed to the Purchaser as a consequence of such Transactions.

SECTION 5.10 Waiver of Site Profile. The Purchaser waives any requirement under the Environmental Management Act (British Columbia) or any replacement legislation for the Sellers to provide a site profile for any of the real property included in or in which any interest in which is included in any of the Purchased Assets.

SECTION 5.11 Vehicle Registration. Effective upon Closing, the Sellers and Purchaser shall arrange for the transfer the registration of all registered trucks, cars, other vehicles and rolling stock included in the Purchased Assets into the Purchaser’s name. Purchaser shall not use such trucks, cars, other vehicles or rolling stock until such registrations have been so transferred.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Transactions shall be subject to the fulfillment or written waiver by the Sellers, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing, and (B) that are qualified as to “materiality”, shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date; and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act, the Competition Act or the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement shall have expired or shall have been terminated, and any approvals and filings required prior to Closing under the antitrust legislation of any relevant jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement, the absence of which would reasonably be expected to (i) have a Material Adverse Effect or (ii) result in a criminal violation, shall have been obtained or made, and, if the Transactions are reviewable under the ICA, the minister designated in accordance with the ICA and the applicable order in council shall be satisfied that the Transactions are likely to be of net benefit to Canada or such minister shall be deemed to be satisfied that the Transactions are likely to be of net benefit to Canada;

(c) Forest Act. The Sellers shall have received all notices to proceed and other consents required under the Forest Act (British Columbia) for the transfer of the Purchased Assets to the Purchaser, including a notice to proceed for the transfer of any Timber Tenures to the Purchaser issued by the Minister of Forests and Range pursuant to section 54(2)(e) of the Forest Act (British Columbia);

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(e) Transaction Approval Orders. The Bankruptcy Court and the Canadian Court shall each have entered a Transaction Approval Order which shall not be subject to a stay by any court of competent jurisdiction.

SECTION 6.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment or written waiver by the Purchaser, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects;

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(c) Transaction Approval Orders. The Bankruptcy Court and the Canadian Court shall each have entered a Transaction Approval Order which order shall not be subject to a stay by any court of competent jurisdiction.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Sellers or the Purchaser if: (i) [intentionally omitted]; (ii) in the event that the Purchaser is selected as the Successful Bidder in accordance with the Bidding Procedures, the Transaction Approval Orders have not been entered by the Bankruptcy Court and Canadian Court on or prior to the Termination Date; or (iii) the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 7.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Purchaser or the Sellers in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the Transactions shall have become final and nonappealable;

(c) by the Sellers if the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured as of the Closing, as the same may be extended by mutual written agreement of the parties;

(d) by the Purchaser if the Sellers shall have breached any of their representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured as of the Closing, as the same may be extended by mutual written agreement of the parties; or

(e) by the written consent of each of the Sellers and the Purchaser.

SECTION 7.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in Section 2.05(b), Section 5.03 and Article IX; and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE VIII

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 8.01 Non-Survival of Representations and Warranties. The representations, warranties and covenants (other than covenants that, by their terms, survive the Closing or termination) in this Agreement shall terminate at the Closing, or upon termination of this Agreement pursuant to Section 7.01, and, following the Closing or the termination of this Agreement, as the case may be, no party shall make any claim whatsoever for any breach of any representation, warranty or covenant hereunder, subject to Section 7.02.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to the Sellers:

Pope & Talbot, Inc. 1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201 USA

Telecopy: (503) 220-2758
Attention: R. Neil Stuart, Chief Financial Officer

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022 USA

Telecopy: (212) 848-7179
Attention: Fredric Sosnick
Christa A. D’Alimonte

(b)	if to the Purchaser:

Fox Lumber Sales, Inc. #2 Riverbend Ct. Hamilton, MT 59840 USA

Telecopy: (406) 363-6774
Attention: Thomas L. Fox Quintin K. Apedaile

SECTION 9.03 Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions, or otherwise communicate with any news media without the prior written consent of the other parties except as otherwise required by Law, applicable stock exchange regulation or in filings in the Bankruptcy Court, Canadian Court or office of the United States trustee, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

SECTION 9.05 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 9.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of each of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of each Seller or the Purchaser), as the case may be.

SECTION 9.07 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser.

SECTION 9.08 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 9.09 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code and the CCAA. The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Agreement or the Transactions and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party: (a) agrees that all such actions or proceedings shall be heard and determined in a British Columbia Supreme Court in Vancouver; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.02 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by British Columbia Law).

SECTION 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

POPE & TALBOT, INC.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	Vice President, Chief Financial Officer and Secretary

POPE & TALBOT LTD.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	Vice President and Chief Financial Officer

POPE & TALBOT LUMBER SALES, INC.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	Vice President and Chief Financial Officer

P&T FACTORING LIMITED PARTNERSHIP

By its General Partners, Pope & Talbot Pulp Sales U.S., Inc. and Pope & Talbot Ltd.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	Vice President and Chief Financial Officer

FOX LUMBER SALES, INC.

By:	/s/ Thomas L. Fox
	Name:	Thomas L. Fox
	Title:	President

By:	/s/ Quintin K. Apedaile
	Name:	Quintin K. Apedaile
	Title:	Director of Operation

DISCLOSURE SCHEDULE

TO

ASSET PURCHASE AGREEMENT

among

POPE & TALBOT, INC.,

POPE & TALBOT LTD.,

POPE & TALBOT LUMBER SALES, INC.,

P&T FACTORING LIMITED PARTNERSHIP

and

FOX LUMBER SALES, INC.

Dated as of February 5, 2008

DISCLOSURE SCHEDULE TO

ASSET PURCHASE AGREEMENT

DATED AS OF FEBRUARY 5, 2008

This Disclosure Schedule (the “Disclosure Schedule”) has been prepared and delivered in connection with the Asset Purchase Agreement, dated as of February 5, 2008, (the “Agreement”), among Pope & Talbot, Inc. (“PTI”), a corporation organized under the laws of the State of Delaware, Pope & Talbot Ltd. (“PTL”), a corporation organized under the federal laws of Canada, Pope & Talbot Lumber Sales, Inc. (“PTLS”), a corporation organized under the laws of the State of Delaware, and P&T Factoring Limited Partnership, a partnership under the laws of British Columbia (“PTFLP”) (collectively, the “Sellers”), and Fox Lumber Sales, Inc., a Montana corporation (the “Purchaser”).

Unless the context otherwise requires, all capitalized terms used in this Disclosure Schedule shall have the respective meanings assigned to them in the Agreement. When a reference is made in the Disclosure Schedule to Articles, Sections or sub-Sections, such reference shall be to the corresponding Article, Section or sub-Section of the Agreement, unless otherwise indicated; provided that, notwithstanding anything to the contrary contained in the Disclosure Schedule or in the Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure. Notwithstanding anything in the Agreement to the contrary, the inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had a Material Adverse Effect.

This Disclosure Schedule and the information and disclosures contained herein are intended only to disclose those items required to be disclosed under the Agreement, and to qualify and limit the representations, warranties and covenants of the Sellers contained in the Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Unless otherwise specified herein or in the Agreement, the information and disclosures contained in this Disclosure Schedule are made as of the date of signing of the Agreement.

Section 2.01(a)(i)

Purchase and Sale of Assets

(A)	Midway Owned Real Property

	PID	Legal Description	Street Address	Owner
1.	004-293-771	That part of District Lot 637 shown red on Plan B5171; Similkameen Division Yale District	1160 Highway 3, Midway, B.C.	PTL

2.	012-585-092	Parcel C (Plan A149) of District Lot 637 Similkameen Division Yale District	1160 Highway 3, Midway, B.C.	PTL

3.	014-781-549	Parcel B (Plan B6079) of District Lot 424 Similkameen Division Yale District	1160 Highway 3, Midway, B.C.	PTL

4.	014-781-557	Parcel D (Plan B7088) of District Lot 424 Similkameen Division Yale District	1160 Highway 3, Midway, B.C.	PTL

5.	014-782-049	That Part District Lot 424 shown red on Plan B3932; Similkameen Division Yale District	1160 Highway 3, Midway, B.C.	PTL

6.	016-358-198	Lot A District Lots 273S, 637, 2647, and 4170S Similkameen Division Yale District Plan 43625	1160 Highway 3, Midway, B.C.	PTL

7.	017-654-467	Parcel A (Plan B5388) of District Lot 637 Similkameen Division Yale District	1160 Highway 3, Midway, B.C.	PTL

(B)	Leased Real Property

Part 1 – Leases

Description	Street Address	Lessee
1. Licence of occupation no. 338459 (file no. 3409797) dated for reference April 4th, 2001 between Her Majesty the Queen in right of the Province of British Columbia and PTL.*	1160 Highway 3, Midway, B.C.	PTL

2. Railway & Unloading Area Mile 1.7 Carmi SUDB-GBML-052-0101	1160 Highway 3, Midway, B.C.	PTL

Part 2 – Subleases or Assignments of Leased Real Property

None.

Section 2.01(b)(i)

Excluded Assets

1.	The planermill building and equipment and outbuildings owned by Midway Forest Products, ULC at the Midway Mill.

2.	Petro Canada fueling facilities leased by PTL, including the cardlock at the Midway Mill.

3.	Wood chip purchase & sales agreement made effective the 1st day of October, 2000 between PTL and KPMG Inc., in its capacity as trustee of the estate of Stone Venepal (Celgar) Pulp Inc., in bankruptcy, as amended by first supplemental agreement to the Grand Forks and Midway wood chip purchase & sale agreements dated for reference September 15, 2004, as assigned by KPMG to 0706906 B.C. Ltd. by assumption agreement made as of the 14th day of February, 2005.

4.	Guarantee by Fox Lumber Sales, Inc. to PTL dated the 14th day of September, 2006.

5.	Lumber brokerage agreement made as of the 29th day of September, 2005 between PTLS and Lignum Forest Products LLP.

6.	The following inter-company agreements:

(a)	Factoring services agreement between PTI and P&T Factoring Limited Partnership.

(b)	Lumber sales representative agreement between PTI and PTL.

(c)	Management services agreement between PTI and PTL.

(d)	Promissory note dated as of April 5, 2004 between PTL and P&T Finance One Limited Partnership.

(e)	Promissory note dated as of April 5, 2004 between PTL and P&T Finance Two Limited Partnership.

(f)	Loan agreement originating on or around 3/1/2006 between PTL and P&T Finance Two Limited Partnership.

7.	The following major systems used by the Mills and related facilities are not resident at any such Mill or facility, and are Excluded Assets:

(a)	Lawson HR/payroll; salaried and staff.

(b)	Lawson Financials

•	General Ledger

•	Accounts Payable

•	Accounts Receivable

(c)	Lawson Purchasing (Midway)

(d)	Synergen (Fort St. James)

•	Purchasing

•	Stores Inventory

•	Maintenance

(e)	P&T custom systems (Lumber Sales and CanLogs acquisition systems)

•	Support licenses (Sybase, Powerbuilder)

•	Real time radio frequency shipping confirmation at Fort St. James Mill

(f)	Geac (Infor) Fixed Assets

(g)	Email – Lotus Notes

•	Server in Portland and shared

8.	All rights (including any documentation or correspondence and the like) relating to any legal privilege of the Sellers relating to the Business.

9.	The facility used for the storage and/or unloading and reloading of wood products from transport trucks to rail cars for transport to another location, and located as or about Northport, Washington.

10.	License Agreement between PTL and SPL World Group, Inc. effective April 15, 2005, as amended December 23, 2005 and as further amended August 3, 2006.

11.	Equipment lease/rental agreement 06071550 commencing October 18, 2004 between Finning (Canada) – a division of Finning International Inc. and PTL (Note that the equipment leased under this agreement is located at the Sellers’ Castlegar mill site).

Section 2.02(a)(i)

Assumed Liabilities

None.

Section 3.02

No Conflict

1.	Those agreements and permits in respect of which the applicable law would not permit assignment without consent of the counterparty that are flagged with an asterisk or otherwise noted as such in Sections 2.01, 3.03 and 3.12 of this Disclosure Schedule.

2.	Any restrictions on assignment related to Permitted Encumbrances in respect of Owned Real Property and Leased Real Property.

3.	The Sellers have granted to Ableco Finance LLC (as collateral agent under the Sellers’ pre-petition secured credit agreement, dated as of June 28, 2006 as amended and as collateral agent under the Sellers’ debtor-in-possession secured credit agreement, dated as of November 19, 2007) a security interest in substantially all of their assets, including without limitation, the Owned Real Property, the Leased Real Property and the Registered Transferred Intellectual Property. The Purchased Assets will be transferred to the Purchaser free and clear of such Liens pursuant to the Transaction Approval Orders.

Section 3.03

Governmental Consents and Approvals

Midway

1.	Her Majesty the Queen in Right of the Province of British Columbia pursuant to the licence of occupation listed in Section 2.01(a)(i)(B) of this Disclosure Schedule.

2.	British Columbia Ministry of Environment pursuant to section 17 of the Environmental Management Act (British Columbia) for the following permits:

(a)	Permit PA-1952 issued January 22, 1976 to PTL by the Ministry of Environment under the provisions of the Pollution Control Act (British Columbia), as amended (last amendment February 18, 1993).

(b)	Permit PE-02224 issued February 11, 1977 to PTL by the Ministry of Environment, Lands and Parks under the provisions of the Waste Management Act (British Columbia), as amended (last amendment April 28, 1995).

(c)	Permit PR-3649 issued August 8, 1974 to PTL by the Department of Lands, Forests, and Water Resources under the provisions of the Pollution Control Act, 1967 (British Columbia).

Section 3.05

Litigation

None.

Section 3.06

Compliance with Laws

1.	The items disclosed in Sections 3.07 of this Disclosure Schedule.

Section 3.07

Environmental Matters

The items disclosed in the following documents:

Midway

1.	Draft Phase I Environmental Site Assessment for PTL, Midway Division, 1160 Highway 3 West, Midway, British Columbia prepared for Schulte Roth & Zabel LLP dated May 2006.

2.	Environmental Audit Compliance Report for PTL, Midway Sawmill, prepared by Technology Resource Inc. dated August, 2001.

3.	Midway Sawmill Site Decommissioning Estimate, prepared by Technology Resource Inc. dated November 2, 2006 and related estimates.

4.	Limited Stage 1 and Stage 2 Preliminary Site Investigation for Petro-Canada, prepared by Morrow Environmental Consultants Inc. dated November 28, 2004.

Fort St. James and Midway

1.	PTI Corporate Environmental Compliance Report, Second Quarter, 2007, dated August 7, 2007.

2.	PTI Corporate Environmental Compliance Report, Third Quarter, 2007, dated October 31, 2007.

3.	P&T Environmental Issues – Wood Products Facilities & Remediation Sites, dated September 20, 2007.

Section 3.08(a)

Real Property Interests

1.	Proposed lease (in connection with the transition services agreement to be executed with International Forest Products Limited (“Interfor”)) of the maintenance shop at 1160 Highway 3, Midway, British Columbia to Interfor for a term of six months after the closing of the Interfor Asset Purchase Agreement at a rent of $1 per month plus any municipal property taxes, utilities, and operating costs as may be incurred in connection with the ownership or occupation of such premises.

2.	Proposed lease (in connection with the transition services agreement to be exectued with Interfor) of the forestry office at 1160 Highway 3, Midway, British Columbia to Interfor for a term of six months after the closing of the Interfor Asset Purchase Agreement at a rent of $1 per month plus any municipal property taxes, utilities and operating costs as may be incurred in connection with the ownership or occupation of such premises.

3.	The Sellers have granted to Ableco Finance LLC (as collateral agent under the Sellers’ pre-petition secured credit agreement, dated as of June 28, 2006 as amended and as collateral agent under the Sellers’ debtor-in-possession secured credit agreement, dated as of November 19, 2007) a security interest in substantially all of their assets, including without limitation, the Owned Real Property, the Leased Real Property and the Registered Transferred Intellectual Property. The Purchased Assets will be transferred to the Purchaser free and clear of such Liens pursuant to the Transaction Approval Orders.

4.	Lease dated the 14th day of September, 2006 between PTL (Landlord) and Midway Forest Products ULC (Tenant).

5.	Proposed access rights to telephonic equipment located at Midway (as shall be determined in Sellers’ reasonable discretion).

Section 3.09

Taxes

None.

Section 3.10(a)

Material Contracts

1.	Lease dated the 14th day of September, 2006 between PTL and Midway Forest Products ULC.

Section 3.10(b)

Defaults

None.

EXHIBIT 1.01(a)

FORM OF OMNIBUS ASSIGNMENT OF LEASE

OMNIBUS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

OMNIBUS ASSIGNMENT AND ASSUMPTION OF LEASE

AGREEMENT, dated as of ___________, 2008, by and between Pope & Talbot, Inc.; Pope & Talbot Ltd.; Pope & Talbot Lumber Sales, Inc.; and P&T Factoring Limited Partnership (collectively, “Assignor”) and Fox Lumber Sales Inc. (“Assignee”).

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of February 5, 2008, by and between Assignor and Assignee.

WHEREAS, Assignor and Assignee have entered into the Asset Purchase Agreement pursuant to which Assignee has agreed to assume all rights and obligations under those certain leases described on Exhibit A attached hereto (the “Leases”);

WHEREAS, pursuant to this Omnibus Assignment and Assumption of Lease Agreement, Assignor shall sell, transfer, assign and delegate to Assignee, and Assignee shall purchase, accept and assume from Assignor, all right, title and interests under the Leases;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, in consideration of the representations, warranties and covenants contained in the Asset Purchase Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto desire to enter into this Omnibus Assignment and Assumption of Lease Agreement on the terms set forth herein.

KNOW ALL PERSONS BY THESE PRESENTS, that Assignor does hereby sell, convey, assign, transfer and deliver to the Assignee, and the Assignee does hereby purchase, acquire and accept from the Assignor, all right, title and interest of the Assignor in, to and under the Leases,

TO HAVE AND TO HOLD the same, unto Assignee, its successors and assigns forever and absolutely.

Assignee hereby assumes and agrees to pay, discharge and perform in accordance with their terms, all of the obligations under the Leases, in the ordinary course of business, arising from and after the Closing Date, on the terms and subject to the conditions set forth in the Asset Purchase Agreement.

The respective rights of Assignor, on the one hand, and Assignee, on the other, with respect to the rights under the Leases sold, transferred, assigned, set over and conveyed hereby and the obligations under the Leases shall be governed exclusively by the Asset Purchase Agreement, and nothing in this Omnibus Assignment and Assumption of Lease Agreement shall alter any liability or obligations arising under the Asset Purchase Agreement, which shall

(without limiting the generality of the foregoing) govern, and shall contain the sole and exclusive representations, warranties and obligations of the parties with respect to the rights and obligations assigned and assumed hereunder. If there is any conflict or inconsistency between the provisions of the Asset Purchase Agreement and this Omnibus Assignment and Assumption of Lease Agreement, the provisions of the Asset Purchase Agreement shall govern. For further clarity, no provision herein shall be construed to limit or otherwise negatively affect the Sellers’ rights under Section 5.02(d) of the Asset Purchase Agreement.

This Omnibus Assignment and Assumption of Lease Agreement shall be binding upon and shall inure to the benefit of, Assignee and Assignor and their respective successors and permitted assigns, and shall survive the execution and delivery hereof. This Omnibus Assignment and Assumption of Lease Agreement is not intended and shall not be construed to confer upon any Person, other than Assignor and Assignee, any rights or remedies hereunder.

Where the Assignor consists of more than one entity, the parties hereby covenant and agree that all of the entities that comprise the Assignor shall be jointly and severally liable for all obligations of the Assignor pursuant to this Omnibus Assignment and Assumption of Lease Agreement.

The Assignor shall, at the request and expense of the Assignee, use commercially reasonable efforts to timely execute and deliver any additional documents and perform such additional acts that may be necessary, proper, or advisable under applicable Law to assist the Assignee in the recordation or perfection of this Omnibus Assignment and Assumption of Lease Agreement.

This Omnibus Assignment and Assumption of Lease Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code and the CCAA.

No waiver, modification or change of any of the provisions of this Omnibus Assignment and Assumption of Lease Agreement shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

This Omnibus Assignment and Assumption of Lease Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, to the extent each below entity is an Assignee or Assignor with respect to the properties as set forth on Exhibit A attached hereto, Assignee and Assignor have caused this Omnibus Assignment and Assumption of Lease Agreement to be executed by their duly authorized representatives as of the date first above written.

POPE & TALBOT, INC.

By:
Name: Title:

POPE & TALBOT LTD.

By:
Name: Title:

POPE & TALBOT LUMBER SALES, INC.

By:
Name: Title:

P&T FACTORING LIMITED PARTNERSHIP

By its General Partners:

Pope & Talbot Lumber Sales U.S. Inc.

By: _____________________
Name: Title:

Pope & Talbot Ltd.

By: _____________________
Name: Title:

FOX LUMBER SALES INC.

By:
Name: Title:

Exhibit A

Leases

[To come – see Disclosure Schedule]

EXHIBIT 1.01(c)

FORM OF BILL OF SALE AND INSTRUMENT OF ASSIGNMENT OF ASSETS AND

ASSUMPTION OF LIABILITIES

BILL OF SALE AND INSTRUMENT OF ASSIGNMENT OF ASSETS AND

ASSUMPTION OF LIABILITIES

BILL OF SALE AND INSTRUMENT OF ASSIGNMENT OF ASSETS AND ASSUMPTION OF LIABILITIES, dated as of _______, 2008 (this “Bill of Sale and Instrument of Assignment and Assumption”), from Pope & Talbot, Inc., a corporation organized under the laws of the State of Delaware, Pope & Talbot Ltd., a corporation organized under the federal laws of Canada, Pope & Talbot Lumber Sales, Inc., a corporation organized under the laws of the State of Delaware, and P&T Factoring Limited Partnership, a partnership under the laws of the Province of British Columbia (collectively, the “Sellers”), to Fox Lumber Sales Inc. (the “Purchaser”), a Montana corporation.

WHEREAS, the Sellers and the Purchaser have entered into an Asset Purchase Agreement, dated as of February 5, 2008 (the “Asset Purchase Agreement”; unless otherwise defined herein, capitalized terms shall be used herein as defined in the Asset Purchase Agreement), pursuant to which the Sellers have agreed to sell, assign and transfer to the Purchaser, and the Purchaser has agreed to purchase and acquire from the Sellers the Purchased Assets and to assume the Assumed Liabilities; and

WHEREAS, the execution and delivery of this Bill of Sale and Instrument of Assignment and Assumption by the Sellers and the Purchaser is required by Sections 2.07(b) and 2.08(b) of the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in the Asset Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and Purchaser do hereby agree as follows:

1. Sale and Assignment of Assets and Properties. The Sellers hereby sell, assign, transfer, convey and deliver unto the Purchaser and its successors and assigns, forever, the entire right, title and interest of the Sellers free and clear of all Liens (other than Permitted Encumbrances) in and to the Purchased Assets.

2. Assignment and Assumption of Assumed Liabilities. On the terms and subject to the conditions set forth in the Asset Purchase Agreement, the Purchaser hereby assumes, and agrees to timely pay, perform and discharge in accordance with their terms, the Assumed Liabilities.

3. Further Action. The Sellers shall, at the request of the Purchaser, use commercially reasonable efforts to timely execute and deliver any additional documents and perform such additional acts that may be necessary, proper and advisable under applicable Law to grant, sell, convey, assign, transfer, set over to or vest in the Purchaser any of the Purchased Assets.

4. No Third Party Beneficiaries. This Bill of Sale and Instrument of Assignment and Assumption shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Bill of Sale and Instrument of Assignment and Assumption.

5. Interpretation. The respective rights of Sellers, on the one hand, and Purchaser, on the other, with respect to the Purchased Assets sold, transferred, assigned and conveyed hereby and the assumption of the Assumed Liabilities hereunder shall be governed exclusively by the Asset Purchase Agreement, and nothing in this Bill of Sale and Instrument of Assignment and Assumption shall alter any liability or obligations arising under the Asset Purchase Agreement, which shall (without limiting the generality of the foregoing) govern, and shall contain the sole and exclusive representations, warranties and obligations of the parties with respect to the rights and obligations sold, transferred, assigned, conveyed and assumed hereunder. If there is any conflict or inconsistency between the provisions of the Asset Purchase Agreement and this Bill of Sale and Instrument of Assignment and Assumption, the provisions of the Asset Purchase Agreement shall govern.

6. Governing Law. This Bill of Sale and Instrument of Assignment and Assumption shall be governed by the Laws of the State of New York, and to the extent applicable, the Bankruptcy Code and CCAA.

7. Counterparts. This Bill of Sale and Instrument of Assignment and Assumption may be executed and delivered (including by facsimile transmission) in counterparts, and by the different parties hereto in separate counterparts, each of when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, this Bill of Sale and Instrument of Assignment and Assumption has been duly executed by the Sellers as of the date first above written.

POPE & TALBOT, INC.

By:
Name: Title:

POPE & TALBOT LTD.

By:
Name: Title:

POPE & TALBOT LUMBER SALES, INC.

By:
Name: Title:

P&T FACTORING LIMITED PARTNERSHIP

By its General Partners:

Pope & Talbot Pulp Sale U.S. Inc.

By:	_______________________
Name: Title:

Pope & Talbot Ltd.

By:	_______________________
Name: Title:

FOX LUMBER SALES INC.

By:
Name: Title:

EXHIBIT 1.01(e)

SELLERS’ KNOWLEDGE

Harold Stanton

Neil Stuart

EXHIBIT 2.04

FORM OF DEPOSIT ESCROW AGREEMENT

DEPOSIT ESCROW AGREEMENT

THIS DEPOSIT ESCROW AGREEMENT (this “Deposit Escrow Agreement”) dated as of                     , 2008 by and among Pope & Talbot, Inc., a corporation organized under the laws of the State of Delaware, Pope & Talbot Ltd. (“PTL”), a corporation organized under the federal laws of Canada, Pope & Talbot Lumber Sales, Inc., a corporation organized under the laws of the State of Delaware, P&T Factoring Limited Partnership, a limited partnership under the laws of the Province of British Columbia (collectively, the “Sellers”), Fox Lumber Sales Inc., a Montana corporation (the “Purchaser”), and _____________________, a _________corporation, as escrow agent (the “Escrow Agent”). Capitalized terms used but not otherwise defined in this Deposit Escrow Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

RECITALS

WHEREAS, this Deposit Escrow Agreement is being entered into pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of                     , 2008, by and among the Sellers and the Purchaser;

WHEREAS, in accordance with the Asset Purchase Agreement, the parties desire to establish an escrow to secure the payment of the Purchaser’s Deposit pursuant to Section 2.05 of the Asset Purchase Agreement;

WHEREAS, the Escrow Agent is willing to act as the escrow agent under this Deposit Escrow Agreement to hold certain funds designated herein as the “Escrow Fund” in an escrow account (the “Escrow Account”); and

WHEREAS, pursuant to the terms of the Asset Purchase Agreement, the parties have agreed to enter into this Deposit Escrow Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth in this Deposit Escrow Agreement the parties hereto agree as follows:

ARTICLE I

ESCROW PROVISIONS

1.1 Appointment and Agreement of Escrow Agent. The Sellers and the Purchaser hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Deposit Escrow Agreement.

1.2 Establishment of the Escrow Fund. (a) Simultaneously with the execution of this Deposit Escrow Agreement, Purchaser has delivered the amount of $[            ] (the “Purchaser’s Deposit”) to the Escrow Agent to be held in the Escrow Account (together with all interest, accretion in principal or other income or gain realized upon the amounts, the “Escrow Fund”).

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(b) The Sellers and the Purchaser hereby agree that the Escrow Fund shall be initially invested into [                        ]. During the term of this Deposit Escrow Agreement, the Escrow Agent shall invest and reinvest the Escrow Fund in any of the following investments, in each case at the written direction of an Authorized Person (as hereinafter defined) of both the Sellers and the Purchaser:

(i)	money market or mutual funds registered under the Investment Act of 1940;

(ii)	commercial paper (having original maturities of not more than 270 days) of any corporation which on the date of acquisition has been rated by any nationally recognized statistical rating organization in its highest short-term unsecured debt rating category available;

(iii)	direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States; or

(iv)	time deposits with any commercial bank that is a member of the Federal Reserve System.

(c) The Escrow Agent shall have no obligation to invest or reinvest the Escrow Fund if deposited with the Escrow Agent after 11:00 a.m. (E.S.T.) of such day of deposit. Instructions received after 11:00 a.m. (E.S.T.) will be treated as if received on the following Business Day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Fund. Any interest or other income received on such investment and reinvestment of the Escrow Fund shall become part of the Escrow Fund and any losses incurred on such investment and reinvestment of the Escrow Fund shall be debited against the Escrow Fund. If a selection is not made and a written direction not given to the Escrow Agent, the Escrow Fund shall be invested in [                            ]. It is agreed and understood that the entity serving as Escrow Agent may earn fees associated with the investments outlined above in accordance with the terms of such investments. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release the Escrow Fund pursuant to Section 1.6 hereof. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Escrow Agent or its affiliates are permitted to receive additional compensation that could be deemed to be in the Escrow Agent’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments.

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1.3 Purpose of the Escrow Fund. Subject to the terms and conditions of this Deposit Escrow Agreement, the Escrow Agent shall hold the Escrow Fund to secure certain payment obligations pursuant to Section 2.05 of the Asset Purchase Agreement.

1.4 Maintenance of the Escrow. (a) The Escrow Agent shall continue to maintain the Escrow Fund, as the case may be, until the earlier of: (i) the time at which there shall be no funds in such Escrow Fund (through any payment made pursuant to Section 1.6 hereof) and (ii) the termination of this Deposit Escrow Agreement.

(b) Notwithstanding any other provision of this Deposit Escrow Agreement to the contrary, at any time prior to the termination of the Escrow Fund, the Escrow Agent shall, if so instructed by a Joint Notice, pay from the Escrow Fund to the Sellers or the Purchaser, as directed in such Joint Notice, the amount of cash so instructed.

1.5 Rights of Ownership. Neither the Escrow Fund nor any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Purchaser or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Purchaser, prior to the delivery to the Purchaser of the Escrow Fund as provided herein, unless specifically agreed to in writing by the Sellers.

1.6 Payments from the Escrow Fund.

(a) At any time prior to the Closing Date, in the event that the Asset Purchase Agreement is terminated by the Sellers or the Purchaser for any of the reasons set forth in Section 8.01(a), (b), (d) or (e) thereof, the Sellers and the Purchaser shall promptly notify the Escrow Agent in writing (a “Joint Notice”) to such effect, and the Escrow Agent shall, as promptly as practicable after its receipt of such Joint Notice, liquidate all investments in the Escrow Account and pay in full to the Purchaser, by wire transfer in immediately available funds, all such amounts as shall be received upon the liquidation of such investments immediately upon receipt of such amounts by the Escrow Agent;

(b) At any time prior to the Closing Date, if the Asset Purchase Agreement is terminated by the Sellers for the reason set forth in Section 8.01(c) thereof, the Sellers and the Purchaser shall provide a Joint Notice to the Escrow Agent to such effect, and the Escrow Agent shall, as promptly as practicable after its receipt of such Joint Notice, liquidate all investments in the Escrow Account and pay in full to PTL, on behalf of the Sellers, by wire transfer in immediately available funds, all such amounts as shall be received upon the liquidation of such investments immediately upon receipt of such amounts by the Escrow Agent; or

(c) At the Closing, the Escrow Agent shall liquidate all investments in the Escrow Account and transfer all such amounts as shall be received upon the liquidation of such investments to the Purchase Price Bank Account, by wire transfer in immediately available funds.

1.7 Term of Deposit Escrow Agreement. This Deposit Escrow Agreement shall terminate upon the later of (1) distribution by the Escrow Agent of the Escrow Fund held in the Escrow Account and (2) the Closing Date.

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1.8 Escrow Agent.

(a) Duties. The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied against the Escrow Agent. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement to which any of the Sellers or the Purchaser is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Deposit Escrow Agreement) from the Sellers or the Purchaser. Except as provided in this Deposit Escrow Agreement and except for the Escrow Agent’s bad faith, intentional misconduct or gross negligence, the Escrow Agent shall have no liability or obligation with respect to the Escrow Fund. The Escrow Agent’s sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Fund in accordance with the terms of this Deposit Escrow Agreement. The Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in written documentation executed by the Sellers and/or the Purchaser provided to the Escrow Agent. The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Fund, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The Sellers, on the one hand, and Purchaser, on the other hand, shall each promptly pay, upon demand, 50% of the reasonable fees and expenses of any such counsel. All instructions to the Escrow Agent shall be in writing.

(b) Reliance by Escrow Agent. The Escrow Agent may rely upon any order, judgment, certification, demand, notice or instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Deposit Escrow Agreement. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by facsimile or other form of electronic or data transmission, the Escrow Agent shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Sellers or the Purchaser or is not in the form the Sellers or the Purchaser sent or intended to send (whether due to fraud, distortion or otherwise); provided, however, that the Escrow Agent shall not have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the bad faith, gross negligence or intentional misconduct of the Escrow Agent.

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(c) Indemnification. From and at all times after the date of this Deposit Escrow Agreement, the Sellers, on the one hand, and the Purchaser, on the other hand, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and its officers, directors, employees, representatives and agents from and against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against Escrow Agent from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Deposit Escrow Agreement or any transactions contemplated herein, whether or not the Escrow Agent is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that the Escrow Agent shall not have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the bad faith, gross negligence or intentional misconduct of the Escrow Agent. All of the losses, damages, costs and expenses of Escrow Agent pursuant to this Section 1.8(c) shall be payable 50% by the Sellers and 50% by the Purchaser upon demand by Escrow Agent. The obligations under this Section 1.8(c) shall survive any termination of this Deposit Escrow Agreement and the resignation or removal of Escrow Agent. Nothing contained in this Section 1.8 shall impair, limit, modify or affect the rights of the Sellers and the Purchaser, as between themselves.

(d) Disputes and Conflicting Claims. In the event of any dispute between or conflicting claims between the Sellers on the one hand and the Purchaser on the other, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to the Escrow Fund so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Sellers or the Purchaser for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties.

(e) Provision of Statements. The Escrow Agent shall provide to the Sellers and the Purchaser monthly statements identifying transactions, transfers or holdings of the Escrow Fund and each such statement shall be deemed to be correct and final upon receipt thereof by the Sellers and the Purchaser unless the Escrow Agent is notified in writing by the Sellers or the Purchaser to the contrary within thirty (30) Business Days of the date of such statement.

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(f) Resignation of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving twenty (20) Business Days’ prior written notice to the Sellers and the Purchaser or may be removed, with or without cause, by the Sellers and the Purchaser, acting jointly, at any time by the giving of seven (7) Business Days’ prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided herein. Upon any such notice of resignation or removal, the Sellers and the Purchaser mutually shall agree upon and appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $1,000,000,000, unless waived by the Sellers and the Purchaser, which shall agree in writing to be bound by the terms of this Deposit Escrow Agreement. Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Deposit Escrow Agreement, but shall not be discharged from any liability for actions taken as the Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Deposit Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Escrow Agent under this Deposit Escrow Agreement. If the Sellers and the Purchaser are unable to agree upon a successor escrow agent, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The costs and expenses (including attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid 50% by the Sellers and 50% by the Purchaser.

(g) Fees of Escrow Agent. All fees and costs of the Escrow Agent, including the normal and usual costs of administering the Escrow Account shall be paid 50% by the Sellers and 50% by the Purchaser. In the event that the conditions of this Deposit Escrow Agreement are not promptly fulfilled or that the Escrow Agent renders any service hereunder not provided for herein or that there is any assignment of any interest in the subject matter of the Escrow Fund or modification hereof, the Escrow Agent shall be reasonably compensated for such extraordinary services by the party that is responsible for or requests such services. The obligations under this Section 1.8(g) shall survive any termination of this Deposit Escrow Agreement and the resignation or removal of the Escrow Agent.

ARTICLE II

GENERAL PROVISIONS

2.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2.1):

if to the Sellers:

Pope & Talbot, Inc.

1500 S.W. First Avenue, Suite 200

Portland, Oregon 97201

USA

Telecopy: (503) 220-2758

Attention: R. Neil Stuart, Chief Financial Officer

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with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

USA

Telecopy: (212) 848-7179

Attention: Fredric Sosnick

                  Christa A. D’Alimonte

if to the Purchaser:

Fox Lumber Sales, Inc.

#2 Riverbend Ct.

Hamilton, MT 59840

USA

Telecopy: (406) 363-6774

Attention: Thomas L. Fox

                  Quintin K. Apedaile

with a copy to:

[                            ]

Telecopy:

Attention:

if to the Escrow Agent:

[ESCROW AGENT]

2.2 Parties Bound by Agreement. The terms, conditions and obligations of this Deposit Escrow Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Except as hereinafter provided, without the prior written consent of the other parties, no party may assign such party’s rights, duties or obligations hereunder or any part thereof to any other person or entity.

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2.3 Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

2.4 Headings. The headings of the Articles and Sections of this Deposit Escrow Agreement are inserted for convenience only and shall not be deemed to constitute part of this Deposit Escrow Agreement or to affect the construction hereof.

2.5 Amendment. This Deposit Escrow Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers, the Purchaser and the Escrow Agent or (b) by a waiver in accordance with Section 2.6.

2.6 Waiver. Any party to this Deposit Escrow Agreement may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto; or (c) waive compliance with any of the agreements of the other parties or conditions to such other parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Deposit Escrow Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

2.7 Governing Law. This Deposit Escrow Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code and the CCAA. The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Deposit Escrow Agreement and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Deposit Escrow Agreement, then each party: (a) agrees that all such actions or proceedings shall be heard and determined in a New York federal court sitting in The City of New York; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 2.1 hereof (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York Law).

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2.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DEPOSIT ESCROW AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS DEPOSIT ESCROW AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.8.

2.9 No Limitation. The parties agree that the rights and remedies of any party under this Deposit Escrow Agreement shall not operate to limit any other rights and remedies otherwise available to any party under the Asset Purchase Agreement or otherwise.

2.10 Severability. If any term or other provision of this Deposit Escrow Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Deposit Escrow Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Deposit Escrow Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Deposit Escrow Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Deposit Escrow Agreement are consummated as originally contemplated to the greatest extent possible.

2.11 Exclusions. The Escrow Agent is not a party to, nor is it bound by, nor need it give consideration to the terms or provisions of, any agreement or undertaking among the undersigned or any of them, or between the undersigned or any of them and other persons, including, but not limited to, the Asset Purchase Agreement or any agreement or undertaking which may be evidenced by or disclosed by the Escrow Fund, it being the intention of the parties that the Escrow Agent assent to and be obligated to give consideration only to the terms and provisions thereof.

2.12 Absence of Third Party Beneficiary Rights. This Deposit Escrow Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Deposit Escrow Agreement.

2.13 Tax Matters. Each of the Sellers and the Purchaser agree that any income earned from the investment of the Escrow Amount shall be reported as income of PTL, on behalf of the Sellers, for all Tax purposes. Each of PTL and the Purchaser shall provide the Escrow Agent with its taxpayer identification number documented by an appropriate IRS Form W-8 or W-9 upon execution of this Deposit Escrow Agreement. Any payments of income pursuant to this Deposit Escrow Agreement shall be subject to all applicable withholding and information reporting requirements.

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2.14 Counterparts. This Deposit Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

2.15 USA Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act the Escrow Agent, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The parties to this Deposit Escrow Agreement agree that they will provide the Escrow Agent with such information as it may request in order for the Escrow Agent to satisfy the requirements of the USA Patriot Act.

2.16 Authorized Persons. For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Escrow Agent may conclusively rely upon such instructions or directions, delivered, and executed by representatives of the Sellers and the Purchaser designated on Schedule I hereto (each such representative, an “Authorized Person”), as such schedule may be updated from time to time.

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IN WITNESS WHEREOF, the parties hereto have caused this Deposit Escrow Agreement to be executed as of the date first above written.

SELLERS

POPE & TALBOT, INC.

By:
Name:
Title:

POPE & TALBOT LTD.

By:
Name:
Title:

POPE & TALBOT LUMBER SALES, INC.

By:
Name:
Title:

P&T FACTORING LIMITED PARTNERSHIP

By its General Partners:

Pope & Talbot Pulp Sales U.S., Inc.

By:
Name:
Title:

Pope & Talbot Ltd.

By:
Name:
Title:

[Signature Page to Deposit Escrow Agreement]

PURCHASER

FOX LUMBER SALES INC.

By:
Name:
Title:

ESCROW AGENT

[INSERT ESCROW AGENT’S NAME]

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Deposit Escrow Agreement]

Schedule I

Authorized Representatives of Sellers

Name	Title	Specimen Signature

1.

2.

3.

Authorized Representatives of Purchaser

Name	Title	Specimen Signature

1.

2.

3.